Mail Stop 4561
      January 26, 2006

Mr. Michael A. Doyle
Chief Financial Officer
Easylink Services Corporation
33 Knightsbridge Road
Piscataway, NJ 08854

	Re:	Easylink Services Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 0-26371

Dear Mr. Doyle:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Jorge Bonilla
      Senior Staff Accountant